UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                      XM Satellite Radio Holdings, Class A
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    983759101
                                 (CUSIP Number)

                                September 8, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO.  983759101              SCHEDULE 13G       PAGE   2    OF   4    PAGES
         ---------------------                              -----    -----

  (1) NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TRANSAMERICA INVESTMENT MANAGEMENT, LLC
          06-1564377
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3) SEC USE ONLY

          ---------------------------------------------------------------------

  (4) CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                                    (5) SOLE VOTING POWER
  NUMBER OF                                 0
   SHARES              --------------------------------------------------------
 BENEFICIALLY               (6)     SHARED VOTING POWER
  OWNED BY                                  7,440,934
    EACH               --------------------------------------------------------
  REPORTING                (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                                0
                       --------------------------------------------------------
                                    (8) SHARED DISPOSITIVE POWER
                                             7,440,934
                       --------------------------------------------------------

  (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             7,440,934
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.0%
          ---------------------------------------------------------------------

 (12) TYPE OF REPORTING PERSON
          IA
          ---------------------------------------------------------------------

Item 1(a).      XM Satellite Radio Holdings

Item 1(b).      1500 Eckington Place, Washington, DC  20002-2194

Item 2(a)       Transamerica Investment Management, LLC ("TIM")

Item 2(b)       1150 S. Olive Street, Los Angeles, CA  90015

Item 2(c)       Delaware Limited Liability Company

Item 2(d)       Common Stock, Par value $0.01

Item 2(e)       983759101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13(d-2(b) or (c), check whether the person filing is a: (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

Item 4        Ownership
Reference is hereby made to Items 5-9 and 11 of the cover page to this statement, which items are incorporated by reference herein.

Item 5          Ownership of Five Percent or Less of a Class
                    [ ] Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person
                    Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
                    Not Applicable

Item 8          Identification and Classification of Members of the Group.
Not Applicable

Item 9          Notice of Dissolution of Group
Not Applicable


Item 10        Certifications.
By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


---------------------------------------------
Gary U. Rolle'
President and Chief Investment Officer